Exhibit 10.48

BOGEN COMMUNICATIONS INTERNATIONAL, INC.

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into as of April 10, 2002 (the “Date of Grant”) by and between Bogen Communications International, Inc., a Delaware corporation (the “Company”) and Jonathan Guss (the “Grantee”).

RECITALS

The Company has adopted the Amended and Restated 1996 Stock Incentive Plan (which plan, as amended from time to time, is referred to as the “1996 Plan”) which provides for the grant under certain circumstances of shares of common stock of the Company (the “Shares”), which Shares have a par value of $0.001 per share. Capitalized terms used but not defined herein shall have the meanings assigned to them in the 1996 Plan.

Grantee is a key employee of the Company. The Company has granted to Grantee Shares under the Plan (the “Restricted Stock Award”), subject to the terms and conditions set forth below, in connection with the Company’s employment of the Grantee.

In consideration of the grant of the Restricted Stock Award and other benefits, the Grantee is willing to accept the Restricted Stock Award provided for in this Agreement and is willing to abide by the obligations imposed on Grantee under this Agreement.

NOW THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and the Grantee hereby agree as follows:

SECTION 1. EFFECT OF THE PLAN.

The Grantee will abide by, and the Restricted Stock Award granted to the Grantee will be subject to, all of the provisions of the 1996 Plan and of this Agreement, together with all rules and determinations from time to time issued by the Company’s Compensation Committee (the “Committee”) and by the Board of Directors of the Company (the “Board”) pursuant to the 1996 Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the 1996 Plan without the consent of Grantee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Grantee hereunder, and this Agreement shall be subject, without further action by the Company or the Grantee, to such amendment, modification, restatement or supplement.

SECTION 2. GRANT.

Subject to the terms and conditions of this Agreement, the Company hereby grants and issues to Grantee One Hundred Five Thousand (105,000) Shares (“Awarded Shares”).

SECTION 3. AWARDED SHARES.

SECTION 3.1 VESTING SCHEDULE; SERVICE REQUIREMENT. Grantee’s ownership of Awarded Shares shall become vested (i.e. nonforfeitable) if the Grantee has been employed as an Employee continuously from the Date of Grant to the applicable Vesting Date set forth in the following vesting schedule:

Percentage of Shares Vested	Vesting Date

100%	April 1, 2007

Or, if sooner than April 1, 2007:

62.5%	Upon the achievement of the Initial Value Target (defined below)

37.5%	Upon the achievement of the Additional Value Target (defined below)

For purposes of this Agreement, the “Initial Value Target” shall be $4 per share of Common Stock, and the “Additional Value Target” shall be $5 per share, in each case subject to adjustment for splits, reverse splits, stock dividends and similar matters, or as otherwise determined by the Board to reflect any spin-off, split-up or similar extraordinary or unanticipated transaction or condition.  The targets amounts shall be deemed achieved if either (a) the closing market price of the Company’s Common Stock closes at or higher than the target value for ten (10) or more consecutive days of trading, or (b) there is any Change of Control transaction, or other sale, merger or combination of the Company, or a sale of its assets, that is consummated at a price above such target price.

For purposes of this Agreement, a “Change of Control” shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is in fact required to comply therewith; provided, that, without limitation, such a change of control shall be deemed to have occurred if:

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation controlled by or under common control with any entity which as of the date hereof holds in excess of five percent (5%) of the Company’s common stock,  or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50.01% or more of the combined voting power of the Company’s then outstanding securities;

(ii)                                  the Company shall have consummated a merger or consolidation or sale of assets or significant subsidiaries with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% (but less than 80%) of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)                               the Company shall have liquidated or sold all or substantially all of the Company’s assets.

Except as otherwise provided in the preceding paragraph, no additional vesting shall occur either upon or after Grantee incurs a termination from employment with the Company for any reason. For purposes of this Agreement, termination from employment shall be deemed to occur on the last day of the Grantee’s full or part time employment by the Company (so long as in the later case, the Grantee is not employed on a full-time basis by any other employer), except that the Committee may determine, in its sole discretion, to deem consulting to be continued employment and shall determine, as necessary, whether a leave of absence shall constitute a termination of employment.

SECTION 3.2 LIMITATION PERIOD. The period commencing on the Date of Grant during which the Awarded Shares are subject to forfeiture is referred to herein as the “Limitation Period”. Awarded Shares that have not vested during the Limitation Period are referred to herein as “Restricted Stock.” Except as otherwise determined by the Committee, during the Limitation Period the Grantee may not sell, transfer, assign, pledge or otherwise encumber or dispose of Restricted Stock. Any such action by Grantee in violation of this Section 3.2 shall be void and no force or effect, and shall result in the immediate forfeiture of all Restricted Stock. If a certificate representing Restricted Stock has been issued, the certificate shall be affixed with a legend setting forth the restrictions applicable to the transfer of such Shares and otherwise conforming to the requirements of the 1996 Plan. When the restrictions applicable to Restricted Stock shall lapse, a new certificate for such Shares shall be delivered to the Grantee free of such restrictions. Restricted Stock that is forfeited shall be immediately transferred to the Company without any payment by the Company; the Company shall have the full right to cancel certificates evidencing such forfeited shares automatically upon such forfeiture, whether or not such certificates shall have been surrendered to the Company. Following such forfeiture, the Grantee shall have no further rights with respect to such forfeited Shares.

SECTION 3.3 DEATH OR DISABILITY. If before the end of the Limitation Period, the Grantee sustains a Permanent Disability or dies, then on the date which is 180 days after the date of such death or termination of employment for disability, all Restricted Stock shall be forfeited unless prior to such date such Restricted Shares shall become vested under the provisions of Section 3.1 above. For purposes of this Agreement, “Permanent Disability” shall be deemed to occur upon the termination of the employment of the Grantee after the Grantee becomes physically or mentally disabled, whether totally or partially, so that the Grantee is unable substantially to perform his services to the Company for (i) a period of three consecutive months, or (ii) for shorter periods aggregating three months during any six month period.

SECTION 3.4 NON-TRANSFERABILITY. Except as otherwise determined by the Board or the Committee, this Restricted Stock Award may not be transferred, assigned, pledged or disposed of in any manner whatsoever, except that it may be transferred by will or the laws of descent and distribution. Any attempt at any transfer, assignment, pledge, or other disposition shall be null and void and without effect and shall cause the immediate termination of the entire Restricted Stock Award.

SECTION 3.5 NET EXERCISE.  Upon vesting of all or a portion of the Restricted Stock Award, the Grantee may elect to receive a number of Awarded Shares equal to (i) the number of such Shares that have vested less (ii) a number of Shares equal to the estimated tax liability to the Grantee upon such vesting divided by the Average Closing Price.  Upon such an election by the Grantee, the Company shall pay the estimated tax liability of the Grantee when and to the extent actually due and payable.  For purposes of this Agreement, the “estimated tax liability of the Grantee” means the amount determined in good faith by the mutual agreement of the Company and the Grantee to be the tax liability of the Grantee relating to the vesting of the applicable Awarded Shares.  For purposes of this Agreement, the “Average Closing Price” shall mean the average of the last reported sales price of the Company’s Common Stock for the ten consecutive days of trading immediately prior to the date of such vesting.

SECTION 4. DIVIDEND AND VOTING RIGHTS.

Subject to the restrictions contained in this Agreement, Grantee shall have the rights of a shareholder with respect to the Awarded Shares, including the right to vote all such Shares, including Restricted Stock, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the earlier of the date hereof. The forfeiture of Restricted Stock pursuant to Section 3.2 hereof shall not create any obligation to repay dividends received as to such Restricted Stock during the Limitation Period, nor shall such forfeiture invalidate any votes given by Grantee with respect to such Shares prior to forfeiture.

SECTION 5. WITHHOLDING OF TAXES.

 The parties hereto recognize that the Company, a subsidiary or an affiliate may be obligated to withhold federal, state and local income taxes and social security taxes to the extent that the Grantee realizes ordinary income in connection with the vesting of the Restricted Stock or the payment of dividends on the Restricted Stock. The Grantee agrees that the Company or a subsidiary or an affiliate of the Company may withhold amounts needed to cover such taxes from payments otherwise due and owing to the Grantee, and also agrees that upon demand the Grantee will promptly pay to the Company or a subsidiary or an affiliate of the Company having such obligation any additional amounts as may be necessary to satisfy such withholding tax obligation. Such payment shall be made in cash or cash equivalent.

SECTION 6. NOTICES.

Any notice to be given to the Company shall be addressed to the Chief Financial Officer of the Company at the Company’s principal executive office, and any notice to be given to Grantee shall be addressed to Grantee at the address then appearing on the personnel records of the Company or the subsidiary of the Company by which he or she is employed, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

SECTION 7. GOVERNING LAW.

The law of the State of Delaware, except its law with respect to choice of law, shall be controlling in all matters relating to this Agreement.

SECTION 8. NO EMPLOYMENT RIGHTS.

Grantee acknowledges and agrees that nothing herein or in the 1996 Plan, nor any of the rights granted hereunder or thereunder to Grantee, shall be construed to (a) give Grantee the right to remain employed by the Company or to any of their affiliates or to any benefits specifically provided hereunder or under the 1996 Plan, or (b) in any manner modify the right of the Company or any of their affiliates to modify, amend or terminate any of its employee benefit plans.

SECTION 9. NATURE OF PAYMENTS.

 Any and all grants or deliveries of Shares hereunder shall constitute special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance, 401(k) or other employee benefit plan of the Company, or any of their affiliates, or (b) any agreement between the Company or any of their affiliates on the one hand, and the Grantee on the other hand, except as such plan or agreement shall otherwise expressly provide.

SECTION 10. ENTIRE AGREEMENT; AMENDMENT; WAIVER.

This Agreement embodies the entire agreement of the parties hereto with respect to the Restricted Stock Award, the Awarded Shares, and all other matters contained herein. This Agreement supersedes and replaces any and all prior oral or written agreements with respect to the subject matter hereof. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion. If there is any inconsistency between the provisions of this Agreement and of the 1996 Plan, the provisions of the 1996 Plan shall govern.

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IN WITNESS WHEREOF, the Company and the Grantee have caused this Agreement to be duly executed as of the date first above written.

Company:
BOGEN COMMUNICATIONS INTERNATIONAL, INC.,
a Delaware corporation

	By:	s/s Yoav Stern
Yoav Stern

Grantee:

/s/ Jonathan Guss
Jonathan Guss